Exhibit 99.1

HCP Completes Sale of a Portfolio of 64 Brookdale Communities for $1.125 Billion

IRVINE, Calif., March 29, 2017 /PRNewswire/ — HCP (NYSE:HCP) today announced that it has completed the sale of a portfolio of 64 triple-net assets leased to Brookdale Senior Living, Inc. (“Brookdale”) to affiliates of Blackstone Real Estate Partners VIII L.P. (collectively, “Blackstone”) at the previously announced aggregate sales price of $1.125 billion.

“This transaction represents another significant step toward executing on our strategic priorities of reducing Brookdale concentration, improving lease coverage, and strengthening our balance sheet and credit profile,” said Tom Herzog, Chief Executive Officer of HCP. “We value our relationships with Brookdale and Blackstone, and look forward to continuing to work with them.”

HCP expects to record a gain of approximately $165 million on the sale of the 64 triple-net assets and intends to use the proceeds primarily to pay down debt and for general corporate purposes.

About HCP

HCP, Inc. is a fully integrated real estate investment trust (REIT) that invests primarily in real estate serving the healthcare industry in the United States. HCP owns a large-scale portfolio diversified across multiple sectors, led by senior housing, life science and medical office. Recognized as a global leader in sustainability, HCP has been a publicly-traded company since 1985 and was the first healthcare REIT selected to the S&P 500 index. For more information regarding HCP, visit www.hcpi.com.

Forward-Looking Statements

Statements in this release that are not historical factual statements are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include, among other things, statements regarding our use of the sale proceeds, our strategic initiatives, and the anticipated benefits and results from the transaction. All forward-looking statements are made as of the date hereof, are not guarantees of future performance and are subject to known and unknown risks, uncertainties, assumptions and other factors — many of which are out of our and our management’s control and difficult to forecast — that could cause actual results to differ materially from those set forth in or implied by such forward-looking statements. These risks and uncertainties include but are not limited to: the risk that we may not be able to achieve the anticipated benefits from the transaction within expected time-frames or at all, and other risks and uncertainties described from time to time in our Securities and Exchange Commission filings. You should not place undue reliance on any forward-looking statements. We assume no, and hereby disclaim any, obligation to update any forward-looking statements as a result of new information or new or future developments, except as otherwise required by law.

Contact

Andrew Johns

Vice President – Finance and Investor Relations

(949) 407-0400